UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2011

Vistaprint N.V.
(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Hudsonweg 8
Venlo
The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 31 77 850 7700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Credit Agreement
     On October 21, 2011, Vistaprint N.V. (“we,” “us” or “Vistaprint”) entered into a senior Credit Agreement dated as of October 21, 2011 (the “Credit Agreement”) among Vistaprint, as guarantor; Vistaprint Limited, Vistaprint Schweiz GmbH and Vistaprint B.V., three of Vistaprint’s subsidiaries as borrowers; JPMorgan Chase Bank N.A., as administrative agent (the “Administrative Agent”); the lenders named therein as lenders; HSBC Bank USA, National Association, as syndication agent; RBS Citizens, N.A. as documentation agent; and J.P. Morgan Securities LLC as sole bookrunner and sole lead arranger.
     The Credit Agreement consists of a $250 million unsecured revolving credit facility with a maturity date of October 21, 2016. Up to $50 million in borrowings under the Credit Agreement may be made in Euro, Swiss Francs and such other non-United States currencies as the Administrative Agent and lenders may agree. The Credit Agreement also contains letter of credit and swingline loan sublimits of $25 million each. We may from time to time, so long as no default or event of default has occurred and is continuing, increase the loan commitments under the Credit Agreement by up to $150 million by adding new commitments or increasing the commitment of willing lenders.
     The credit facility under the Credit Agreement is available for working capital, capital expenditures and other lawful general corporate purposes, including share repurchases and mergers and acquisitions.
     Under the terms of the Credit Agreement, borrowings bear interest at a variable rate of interest based on LIBOR plus 1.25% to 1.50% depending on our leverage ratio, which is the ratio of our consolidated total indebtedness to our consolidated earnings before interest, taxes, depreciation and amortization (EBITDA). We must also pay a commitment fee of 0.175% to 0.225% depending on our leverage ratio.
     The Credit Agreement contains financial and other covenants, including but not limited to (1) limitations on our incurrence of additional indebtedness and liens, the consummation of certain fundamental changes, investments and restricted payments, and the amount of consolidated capital expenditures that we may make in each of our fiscal years ending June 30, 2012 through 2016 and (2) covenants that:
•	our consolidated leverage ratio will not exceed 3.5 times our consolidated EBITDA;
•	our consolidated senior leverage ratio, which is the ratio of our consolidated indebtedness that is not subordinated to our indebtedness under the Credit Agreement to our consolidated EBITDA, will not exceed 2.75 times our consolidated EBITDA; and
•	our interest coverage ratio, which is the ratio of our consolidated EBITDA to our consolidated interest expense, will be at least 3.0.
     The Credit Agreement also contains customary representations, warranties and events of default.
     The Credit Agreement is filed as Exhibit 10.1 to this report, and the above description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference.

Share Purchase Agreement
     On October 24, 2011, Vistaprint and Albumprinter Beheer B.V. entered into a Share Purchase Agreement (the “Purchase Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions in the Purchase Agreement, Vistaprint will purchase all of the issued and outstanding shares of Albumprinter Holding B.V. (the “Target”). Upon the consummation of the share purchase, the Target will become a wholly owned subsidiary of Vistaprint.
     The total consideration that we will pay under the Purchase Agreement is up to €65 million in cash, consisting of €60 million payable at closing and up to an additional €5 million based on a performance based earn-out. The amount payable at closing is subject to a post-closing adjustment based on the Target’s working capital and net debt as of the closing date.
     Pursuant to the Purchase Agreement, Albumprinter Beheer will cause a bank to issue a €6 million bank guarantee for our benefit, to secure certain indemnification obligations of Albumprinter Beheer, as is customary in Dutch acquisitions and similar to a traditional escrow arrangement.
     The closing of the transaction is subject to customary closing conditions.
     On October 24, 2011, Vistaprint issued a press release announcing the signing of the Purchase Agreement, which is furnished as Exhibit 99.1 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
     See the Exhibit Index attached to this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2011	VISTAPRINT N.V.
	By:	/s/ Michael C. Greiner
Michael C. Greiner
Chief Accounting Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement dated as of October 21, 2011 among Vistaprint Limited, Vistaprint Schweiz GmbH and Vistaprint B.V., as borrowers; Vistaprint N.V., as guarantor; the lenders named therein as lenders; JPMorgan Chase Bank N.A., as administrative agent; HSBC Bank USA, National Association, as syndication agent; RBS Citizens, N.A. as documentation agent; and J.P. Morgan Securities LLC as sole bookrunner and sole lead arranger

99.1	Press release dated October 24, 2011 entitled “Vistaprint Agrees to Acquire Leading European Photo Book Provider Albumprinter”